Exhibit 10.1

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AGENCY AGREEMENT

This Agency Agreement is made as of December 9, 2008, by and between Office Depot, Inc., a Delaware corporation, with a principal place of business at 6600 North Military Trail, Boca Raton, FL 33496 (“Merchant”) and Gordon Brothers Retail Partners, LLC, Delaware limited liability company with its principal place of business at 101 Huntington Avenue, 10th Floor, Boston, Massachusetts 02199 (the “Agent”).

R E C I T A L S

WHEREAS, the Merchant operates retail stores in the United States and desires that the Agent act as the Merchant’s exclusive agent for the limited purpose of: (a) selling all of the Merchandise (as hereinafter defined) from Merchant’s one hundred twelve (112) retail store location(s) identified on Exhibit 1 attached hereto (each individually a “Store” and collectively the “Stores”) by means of a promotional, store closing, or similar sale (as further described below, the “Sale”) to be conducted at the Stores (except for the six (6) Stores located within the State of California, which shall be referred to herein as the “California Stores”); and (b) subject to the provisions of Section 17 hereof, disposing of the Owned FF&E (as hereinafter defined) in the Stores.

NOW THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Agent and the Merchant hereby agree as follows:

Section 1. Intentionally Deleted.

Section 2. Appointment of Agent.

Merchant hereby appoints the Agent, and the Agent hereby agrees to serve, as the Merchant’s exclusive agent for the limited purpose of conducting the Sale at the Stores and disposing of the Owned FF&E in the Stores in accordance with the terms and conditions of this Agreement.

Section 3. Consideration to Merchant and Agent.

3.1 Payments to Merchant.

(a) As a guaranty of Agent’s performance hereunder, Agent shall pay Merchant an amount equal to seventy-seven percent (77.0%) (the “Guaranty Percentage”) of the aggregate Cost Value of the Merchandise included in the Sale (the “Guaranteed Amount”). Agent shall pay to Merchant the Guaranteed Amount in the manner and at the times specified in, as applicable, Section 3.3 and Section 16 below.

(b) The Guaranteed Amount will be calculated based upon the aggregate Cost Value of the Merchandise as determined by (i) the final report of the aggregate Cost Value of the Merchandise by the Inventory Taking Service, after review, reconciliation and verification thereof by Agent and Merchant (the “Final Inventory Report”), and (ii) amount of Gross Rings, as adjusted for shrinkage per this Agreement.

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3.2 Compensation to Agent.

(a) After payment of the Guaranteed Amount by Agent to Merchant, Agent shall receive as its compensation for services rendered to Merchant pursuant to this Agreement: (i) five percent (5.0%) of the aggregate Cost Value of the Merchandise (“Agent’s Fee”), plus twenty-percent (20%) of all remaining Proceeds of the Sale after payment of the Guaranteed Amount, Expenses, and all other amounts payable to Merchant from Proceeds hereunder. Merchant shall retain the other eighty percent (80%) of all such remaining Proceeds of the Sale after payment of the Guaranteed Amount, Expenses, and all other amounts payable to Merchant from Proceeds hereunder.

(b) Provided that no Event of Default has occurred and continues to exist on the part of Agent, and after all payments are made to Merchant as required hereunder, and provided the Security Conditions set forth in Section 16 are satisfied or the Guaranteed Amount has been paid in full, all Merchandise remaining at the Sale Termination Date (the “Remaining Merchandise”) shall become the property of Agent, free and clear of all liens, claims and encumbrances of any kind or nature, and the proceeds received by Agent from the disposition, in a commercially reasonable manner, of such unsold Merchandise shall constitute Proceeds hereunder.

3.3 Time of Payments.

(a) Immediately following each weekly Sale reconciliation by Merchant and Agent pursuant to Section 8.7 and payment of Expenses pursuant to Section 4.2 by Agent and until payment in full of the Guaranteed Amount, Merchant shall retain, on account of the Guaranteed Amount, the remaining portion of the Proceeds with respect to the prior week (each an “Estimated Guaranteed Amount Payment” and, in the aggregate, the “Estimated Guaranteed Amount Payments”). Upon payment in full of the Guaranteed Amount and provided that the Security Conditions in Section 16 are satisfied, all Proceeds shall be transferred to Agent pursuant to Section 7, which Proceeds shall be applied per Section 3.2(a). To the extent that the Guaranteed Amount has not been paid in full by the Sale Termination Date, Agent shall pay the unpaid portion of the Guaranteed Amount to Merchant within ten business days thereafter.

(b) If and to the extent that Agent over-funds any amounts in respect of the Guaranteed Amount hereunder on account of the Merchandise due hereunder, then Merchant agrees to promptly reimburse such undisputed overpayment amounts to Agent.

(c) Merchant agrees that if at any time during the Sale Term, Merchant holds any undisputed amounts due to Agent as Proceeds hereunder, whether by any payment by Agent (including, without limitation, payment of the Remaining Guaranteed Amount Payment, if applicable) or any draw on the Letter of Credit by Merchant, Agent may, in its discretion, offset such Proceeds being held by Merchant against any amounts due and owing by Agent to Merchant pursuant to this Section 3.3 or otherwise under this Agreement. In addition, Merchant and Agent further agree that if at any time during the Sale Term, Agent holds any undisputed amounts due to Merchant under this Agreement, Agent may, in its discretion, offset such amounts being held by Agent against any amounts due and owing by, or required to be paid by, Merchant hereunder.

(d) Agent agrees that if at any time during the Sale Term, Agent holds any undisputed amounts due to Merchant as Proceeds hereunder, whether by any payment by Merchant or any draw on the Merchant LC by Agent, Merchant may, in its discretion, offset such Proceeds being held by Agent against any amounts due and owing by Merchant to Agent pursuant to this Section 3.3 or otherwise under this Agreement. In addition, Merchant and Agent further agree that if at any time during the Sale

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Term, Merchant holds any undisputed amounts due to Agent under this Agreement, Merchant may, in its discretion, offset such amounts being held by Merchant against any amounts due and owing by, or required to be paid by, Agent hereunder.

3.4 Security. In order to secure all of Agent’s obligations under this Agreement, including the payment of the Guaranteed Amount or any unpaid portion thereof, Expenses and other obligations hereunder, on the second (2nd) business day after the Sale Commencement Date (or such later time as Agent and Merchant shall mutually agree), Agent shall furnish Merchant an irrevocable standby Letter of Credit naming Merchant as beneficiary (the “Beneficiary”) in the aggregate original face amount equal to the Estimated Guaranteed Amount (as defined below), plus two (2) weeks estimated Expenses, which shall be substantially in the form of Exhibit 3.4 hereof (the “Letter of Credit”). The “Estimated Guaranteed Amount” shall mean the estimated aggregate Cost Value of the Merchandise to be included in the Sale as reflected on Merchant’s books and records on the last business day immediately preceding the Sale Commencement Date multiplied by the Guaranty Percentage. The Letter of Credit shall have an expiry date of no earlier than sixty (60) days after the Sale Termination Date. Unless the parties shall have mutually agreed that they have completed the Final Reconciliation under this Agreement, then, at least thirty (30) days prior to the initial or any subsequent expiry date, the Beneficiary shall receive an amendment to the Letter of Credit solely extending (or further extending, as the case may be) the expiry date by at least sixty (60) days. If the Beneficiary fails to receive such amendment to the Letter of Credit no later than thirty (30) days before the expiry date, then all amounts hereunder shall become immediately due and payable, and the Beneficiary shall be permitted to draw the full amount under the Letter of Credit in payment of amounts owed, and the Beneficiary shall hold the balance of the amount drawn under the Letter of Credit as security for amounts that may become due and payable to Merchant. At Agent’s reasonable written request (which request shall not be made by Agent until Merchant has received an amount equal to the difference between the Guaranteed Amount and the original face amount of the Letter of Credit), the Beneficiary shall take all actions reasonably required to reduce the amount available to be drawn under the Letter of Credit by amounts credited against the Guaranteed Amount; provided however that the Letter of Credit shall not be reduced below two (2) weeks of estimated Expenses. In the event that Agent, after receipt of four (4) days’ written notice (which notice shall not be required if Agent or any member of Agent shall be a debtor under title 11, United States Code), fails to pay the Guaranteed Amount, or portion thereof, or any Expenses, the Beneficiary may draw on the Letter of Credit in an amount equal to the unpaid, past due, amount of the Guaranteed Amount or Expenses or other obligations hereunder that is not the subject of a reasonable dispute. Merchant and Agent agree that, from time to time upon Agent’s request, the face amount of the Letter of Credit shall be reduced by the aggregate amount of Estimated Guaranteed Amount Payments made to the time of each such request. Upon payment of the Guaranteed Amount in full (whether through collection of Proceeds or exercise of the Merchant Option (as defined in Section 16(b) below)), Merchant shall promptly return the original Letter of Credit to Agent together with any executed original instruments required by the Letter of Credit’s issuing bank to cancel the same.

Section 4. Expenses of the Sale.

4.1 Expenses. Agent shall be unconditionally responsible for all Expenses incurred in conducting the Sale during the Sale Term, which Expenses shall be paid by Agent in accordance with Section 4.2 below. As used herein, “Expenses” shall mean all Store-level operating expenses of the Sale which arise during and are attributable to the Sale Term, limited to the following:

(a) all payroll and commissions, if applicable, for all Retained Employees, used in conducting the Sale for actual days/hours worked during the Sale Term as well as payroll for any temporary personnel engaged by Agent as independent contractors for the Sale (including without limitation Merchant’s former employees);

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(b) any amounts payable by Merchant for benefits (including FICA, unemployment taxes, workers’ compensation and healthcare insurance, and vacation benefits that accrue during the Sale Term, but excluding Excluded Benefits) for Retained Employees used in the conduct of the Sale, in an amount not to exceed 17.7% of the aggregate base payroll for each such Retained Employee (the “Benefits Cap”);

(c) costs of Agent’s security personnel and guard services in the Stores;

(d) fifty percent (50%) of the fees and expenses of the inventory taking service to conduct the Inventory Taking and fifty percent (50%) of the payroll and related benefits (subject to the Benefits Cap) for the Retained Employees used in connection with the Inventory Taking;

(e) Retention Bonuses for Retained Employees, as provided for in Section 9.4 below;

(f) advertising and direct mailings relating to the Sale, and Store interior and exterior signage and banners;

(g) credit card fees, chargebacks and discounts;

(h) bank service charges (for Store and corporate accounts), check guarantee fees, and bad check expenses;

(i) costs for additional Supplies;

(j) all fees and charges required to comply with applicable federal, state and local laws, rules, regulations standards, and ordinances (“Applicable Laws”) including without limitation any licenses required to operate the Store and any fines or penalties assessed for failure to comply with Applicable Laws;

(k) Store cash theft and other cash shortfalls in the registers;

(l) any and all costs relating to the processing, transfer and consolidation of Merchandise between and among the Stores, including delivery and freight costs, and it is understood that Agent shall be responsible for coordinating such transfer of Merchandise;

(m) on-site supervision, including base fees and bonuses of Agent’s field personnel, travel to and from the Stores, and incidental out-of-pocket and commercially reasonable travel expenses relating thereto;

(n) postage, courier and overnight mail charges to and from or among the Stores and central office (solely to the extent relating to the Sale) or otherwise relating to the Sale;

(o) Agent’s due diligence costs and reasonable fees of Agent’s legal counsel incurred in implementing the transactions contemplated by this Agreement;

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(p) Agent’s actual cost for insurance under Section 12.3; and

(q) Agent’s cost of capital (including, without limitation, Letter of Credit fees).

There will be no double payment of Expenses to the extent that an Expense appears or is contained in more than one category.

As used herein, the following terms have the following respective meanings:

(i) “Excluded Benefits” means (i) the following benefits arising or accruing prior to the Sale Commencement Date: (w) vacation days or vacation pay, (x) sick days or sick leave or any other form of paid time off, (y) maternity leave or other leaves of absence, termination or severance pay and (z) Employee Retirement Income Security Act (“ERISA”) coverage and similar contributions and/or (ii) any other benefits in excess of the Benefits Cap, including any payments due under the Worker Adjustment Retraining Notification Act (“WARN Act”).

(ii) “Occupancy Expenses” means base rent, percentage rent, heating, ventilating and air conditioning (HVAC), utilities, common area maintenance (CAM), storage costs, real estate and use taxes, Merchant’s association dues and expenses, building insurance related to the Stores, personal property leases (including, without limitation, point of sale equipment), cash register maintenance, building maintenance, alarm/security expenses (except as set forth in Section 4.1(c)), property insurance attributable to the Merchandise and liability insurance related to the Stores (other than Agent’s actual cost for insurance under Section 12.3 which is an Expense), local and long-distance telephone expenses, trash and snow removal expenses and rental for furniture, fixtures and equipment.

“Expenses” shall not include: (i) Excluded Benefits; (ii) any Occupancy Expenses; (iii) any and all expenses and costs relating to the handling and transfer of all Merchandise from the California Stores to other Stores as directed by Agent, and (iii) any costs, expenses or liabilities arising during the Sale Term in connection with the Sale other than the Expenses listed above, all of which shall be paid by Merchant promptly when due during the Sale Term.

4.2 Payment of Expenses.

Agent shall be fully responsible for the payment of all Expenses whether or not there are sufficient Proceeds collected to pay such Expenses after the payment of the Guaranteed Amount. All Expenses incurred during each week of the Sale (i.e. Sunday through Saturday) shall be paid by Agent to or on behalf of Merchant, or paid by Merchant and thereafter reimbursed by Agent as provided for herein, immediately following the weekly Sale reconciliation by Merchant and Agent pursuant to Section 8.7 below, provided however, in the event that the actual amount of an Expense is unavailable on the date of the reconciliation (such as payroll), Merchant and Agent shall agree to an estimate of such amounts, which amounts will be reconciled once the actual amounts of such Expense becomes available. Agent and/or Merchant may review or audit the Expenses at any time.

Section 5. Inventory Valuation; Merchandise.

5.1 Inventory Taking.

(a)

(i) Subject to the adjustment provisions of this Section 5.1(a), the parties have agreed to use the current book value of inventory as of the Sale Commencement Date reflected on the Cost File to determine the aggregate Cost Value of the Merchandise located in the Stores on the Sale

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Commencement Date; provided, however, that Merchant and Agent agree that the Merchandise transferred from the California Stores to other Stores shall be counted and checked at the time it is received at each applicable Stores by representatives of Merchant and Agent and that the results of such counts will be compared to the book value of inventory in the California Stores as of the Sale Commencement Date as reflected on the Cost File to determine the aggregate Cost Value of the Merchandise located at the California Stores on the Sale Commencement Date. In order to test the validity of the aggregate Cost Value of the Merchandise as reflected on Merchant’s current books and records, as soon as practicable following the Sale Commencement Date, Merchant and Agent shall cause a stock keeping unit (“SKU”)-level and Retail Price physical inventory to be taken of the Merchandise located in thirty-four (34) of the Stores (the “Test Stores”) (the “Inventory Taking”). Merchant and Agent each shall designate 17 initial Test Stores, each in their sole discretions. Merchant and Agent shall jointly employ a mutually acceptable independent inventory taking service (the “Inventory Taking Service”) to conduct the Inventory Taking. The Inventory Taking shall be conducted in accordance with the procedures and instructions attached hereto as Exhibit 5.1 (the “Inventory Taking Instructions”). As an Expense, Agent shall be responsible for (i) fifty percent (50%) of the fees and expenses of the Inventory Taking Service, and (ii) fifty percent (50%) of the payroll and related benefits (subject to the Benefits Cap) for Retained Employees utilized in the conduct of the Inventory Taking. Except as provided in the immediately preceding sentence, Merchant and Agent shall each bear their respective costs and expenses relative to the Inventory Taking. Merchant and Agent may each have representatives present during the Inventory Taking, and shall each have the right to review and verify the listing and tabulation of the Inventory Taking Service. Merchant agrees that during the conduct of the Inventory Taking, the applicable Store shall be closed to the public, and no sales or other transactions shall be conducted within the applicable Store. Merchant and Agent further agree that until the Inventory Taking in a particular Store is completed, neither Merchant nor Agent shall: (i) move Merchandise within or about the Store so as to make any such items unavailable for counting as part of the Inventory Taking; or (ii) remove any hang tags, price tickets, inventory control tags affixed to any Merchandise or any other kind of in-store pricing signage within the Store. Merchant and Agent agree to cooperate with each other to conduct the Inventory Taking and agree that the Inventory Taking will commence at a time that will minimize the number of hours that such locations will be closed for business.

(ii) The results of the Inventory Taking at the Test Stores (and the Additional Test Stores if applicable) with respect to the Retail Price shall be determinative and shall be applied/extrapolated to all Stores/Merchandise.

(iii) The results of the Inventory Taking at the Test Stores (and the Additional Test Stores, if applicable) shall be used to determine any adjustment as may be required to the calculation of the aggregate Cost Value of the Merchandise located in the Stores on the Sale Commencement Date as follows: (A) for purposes of calculating the aggregate Cost Value of the Merchandise at the Test Stores and, if applicable, the Additional Test Stores (collectively, the “Inventoried Stores”), the actual Test Store results for the Inventoried Stores, as adjusted by Gross Rings for the period between the Sale Commencement Date and the date of the Inventory Taking for the applicable Test Store (the “Gross Rings Period”) shall be used; (B) for purposes of calculating the aggregate Cost Value of the Merchandise at the Stores that do not constitute Inventoried Stores (the “Non-Inventoried Stores”), the actual Test Store results at the Inventoried Stores shall be compared to Cost Value of the Merchandise at the Inventoried Stores so as to determine the variance (“Variance”), and the Variance shall be applied and extrapolated across all Non-Inventoried Stories; provided however; for the purposes of calculating the Variance, the Inventoried Stores having the results from the one highest and one lowest variance percentage shall be excluded. In the event that Merchant and/or Agent reasonably believes that the Variance is not a reasonably expected variance, Merchant and/or Agent may request an Inventory Taking at additional Stores beyond the initial 34 Test Stores (the “Additional Test Stores”) so as to minimize or eliminate the effect of the Variance extrapolation and the Additional Test Stores shall then be deemed Test Stores.

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The Cost Value and Retail Price determined pursuant to the provisions of this Section 5.1(a) shall be used for purposes of determining the level, mix and Cost Value-to-Retail Price relationship for all purposes under this Agreement.

(b) Agent and Merchant agree that they will, and agree to cause their respective representatives to, cooperate and assist in the calculation of the aggregate Cost Value and Retail Price of the Merchandise. Merchant agrees to make available information relating to sales, units, costs and retail prices with respect to the Stores. Merchant will also make available to Agent books, records, work papers and personnel to the extent reasonably necessary to calculate the Cost Value and Retail Price of the Merchandise in connection with the Sale and to perform all other obligations set forth in this Agreement.

5.2 Merchandise Subject to This Agreement.

(a) For purposes of this Agreement, “Merchandise” shall mean: all saleable, first quality inventory that is owned by Merchant and located at the Stores as of the Sale Commencement Date, including, (i) Defective Merchandise and (ii) Merchandise subject to Gross Rings. Notwithstanding the foregoing, “Merchandise” shall not include: (1) goods which belong to sublessees, licensees, department lessees, or concessionaires of Merchant; (2) goods held by Merchant on memo, on consignment, or as bailee; (3) furnishings, trade fixtures, equipment and/or improvements to real property which are located in the Stores (collectively, “FF&E”); (4) Excluded Defective Merchandise; and (5) Merchant Consignment Goods.

(b) As used in this Agreement the following terms have the respective meanings set forth below:

“Defective Merchandise” means any item of Merchandise that is dented, scratched, broken, faded, mismatched, refurbished, incomplete (including without limitation, missing power cords or other included components), discolored, returned, out-of-box, display items or items otherwise affected by other defects rendering it not first quality, but which is nevertheless still saleable by Agent for its intended purpose.

“Excluded Defective Merchandise” means any item of Defective Merchandise that for any reason is not suitable or saleable for its intended purpose.

“Merchant Consignment Goods” shall have the meaning assigned to such term in Section 5.4 below.

5.3 Valuation.

(a) For purposes of this Agreement, “Cost Value” shall mean the lower of (i) the cost for the Merchandise as reflected on Merchant’s inventory file named “112 store cost and retail inv.xlsx” and provided to Agent by email on December 4, 2008 at 2:45pm (the “Cost File”); or (ii) the lowest Retail Price for such item of Merchandise. The Cost File contains Merchant’s internal system cost for the compilation of products identified therein, without giving effect to program, rebates or other purchase incentives. Notwithstanding the immediately prior sentence, to the extent of any inconsistencies, the actual data contained in Cost File provided to Agent file shall prevail at all times.

(b) Notwithstanding Section 5.3(a), with respect to Defective Merchandise, the Cost Value shall be mutually agreed upon between Merchant and Agent during the Inventory Taking. In the event that Merchant and Agent are unable to agree upon the Cost Value of any items of Defective Merchandise, such item shall be deemed to be Excluded Defective Merchandise.

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(c) Excluded Defective Merchandise shall be identified and counted during the Inventory Taking, and thereafter removed from the sales floor and segregated by Merchant at its sole cost and expense (and as previously provided shall not constitute “Merchandise”).

(d) “Retail Price” with respect to each item of Merchandise shall mean the lower of (i) the lowest ticketed, marked, or shelf price; or (ii) the lowest price look-up (“PLU”), scan, or file price for such item of Merchandise, excluding in each instance Excluded Price Adjustments. “Excluded Price Adjustments” shall mean: (i) employee discounts; (ii) member or customer appreciation points; (iii) multi-unit purchase discounts; (iv) customer specific adjustments for damaged, defective, or “as-is” items: (vi) customer loyalty discounts, or discounts for future purchases based on dollar value of past purchases; (vii) obvious ticketing or marking errors; or (ix) similar customer specific, temporary, or employee non-product specific discounts or pricing accommodations. If an item of Merchandise has more than one ticketed price, or if multiple items of the same SKU are ticketed at different prices, or have a different PLU price, and such pricing does not otherwise qualify as an Excluded Price Adjustment, the lowest Retail Price on any such item shall prevail for all such items within the same SKU that are located within the same location (as the case may be, the “Lowest Location Price”).

5.4 Excluded Goods.

(a) Merchant shall retain all responsibility for any goods not included as “Merchandise” hereunder. If Merchant elects on or before the Sale Commencement Date, Agent shall accept the Excluded Defective Merchandise hereunder for sale as “Merchant Consignment Goods” at prices established by Agent. Agent shall retain twenty percent (20%) of the sale price (less Sales Taxes) for all sales of Merchant Consignment Goods, and Merchant shall receive eighty percent (80%) of the receipts in respect of such sales (less Sales Taxes). Merchant shall receive its share of the receipts of sales of Merchant Consignment Goods on a weekly basis, immediately following the weekly Sale reconciliation by Merchant and Agent pursuant to Section 8.7 below. If Merchant does not elect to have Agent sell the Excluded Defective Merchandise, then all such items will be removed by Merchant from the Stores at Merchant’s expense as soon as practicable after the Sale Commencement Date. Except as expressly provided in this Section 5.4, Agent shall have no cost, expense or responsibility in connection with any goods or inventory not included in Merchandise (and Merchant shall at its expense remove any unsold Merchant Consignment Goods at the conclusion of the Sale Term). Nothing in this Section 5.4 shall be construed to limit Agent’s obligation to pay any Expenses otherwise due hereunder.

(b) Notwithstanding the provisions of Section 5.4(a) above, with respect solely to goods held by Merchant on consignment from the vendors identified on Exhibit 5.4(b) and designated by Merchant pursuant to the option described below (“Selected Consignment Goods”), at Merchant’s option (exercisable at any time and from time to time during the Sale), Merchant may elect to include any Selected Consignment Goods in the Sale as “Merchant Consignment Goods” (as defined in Section 5.4(a) above) provided however that: (i) Agent shall retain only two percent (2%) of the sale price (less Sales Taxes) for such Selected Consignment Goods; and (ii) Agent shall not sell any item of Selected Consignment Goods in the Sale for an amount less than 102.5% of Merchant’s cost therefor (which cost data shall be provided by Merchant to Agent at the time of Merchant’s election); and (iii) such Selected Consignment Goods shall otherwise be treated for all respects hereunder not as Merchandise but as Merchant Consignment Goods.

Section 6. Sale Term.

6.1 Term. Subject to satisfaction of the conditions precedent set forth in Section 10 hereof, the Sale shall commence at each Store on December 10, 2008 ( the “Sale Commencement Date”),

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provided, however, that Merchant shall close the California Stores no later than at the end of business on the Sale Commencement Date. The Agent shall complete the Sale at each Store and vacate such Store in broom-clean condition by no later than March 28, 2009 unless the Sale is extended by mutual written agreement of Agent and Merchant (the “Sale Termination Date”; the period from the Sale Commencement Date to the Sale Termination Date as to each Store being the “Sale Term”). Agent may, in its discretion, terminate the Sale at any Store upon not less than five (5) days’ prior written notice (the “Vacate Notice”) to Merchant (the end of such notice period, as to each such Store, as applicable, the “Vacate Date”). Notwithstanding the foregoing, with respect solely to Store # 2492 (Willow Grove, PA): in the event that Agent wishes to provide for a Vacate Date which is prior to March 10, 2009, Agent shall provide the Vacate Notice on not less than ten (10) days’ prior written notice and Merchant shall have the option of either (a) allowing the Vacate Date to be the date selected by Agent; or (b) require Agent to continue to conduct the Sale at such Store through and including March 10, 2009 provided however in such event Merchant (and not Agent) shall be responsible for the payment of those Expenses contemplated by subsections (a), (b), (c), (l), and (n) of Section 4.1 with respect to the period between the Vacate Date requested by Agent and March 10, 2009.

6.2 Vacating the Stores. At the conclusion of the Sale, Agent agrees to leave the Stores (other than the California Stores) in “broom clean” condition, ordinary wear and tear excepted, except for unsold items of FF&E (as provided for in Section 17 below). Agent shall vacate the Stores (other than the California Stores) on or before the Sale Termination Date, as provided for herein, at which time Agent shall surrender and deliver the Store premises and Store keys to Merchant. Agent’s obligations to pay all Expenses for each Store subject to Vacate Notice shall continue until the applicable Vacate Date for such Store, provided Agent shall be obligated to pay all such Expenses for each Store accruing through the Vacate Date until paid in full. All assets of Merchant used by Agent in the conduct of the Sale (e.g. FF&E) shall be returned by Agent to Merchant or left at the Store at the end of the Sale Term to the extent the same have not been used in the conduct of the Sale or sold.

6.3 Gross Rings. In the event that the Sale commences at any Store subject to Inventory Taking prior to the completion of the Inventory Taking at such Store, then for the period from the Sale Commencement Date for such Store until the date of the Inventory Taking for such Store, Agent and Merchant shall jointly keep (i) a strict count of gross register receipts less applicable Sales Taxes but excluding any prevailing discounts (“Gross Rings”), and (ii) cash reports of sales within such Store. Agent and Merchant shall keep a strict count of register receipts and reports to determine the actual Cost Value and Retail Price of the Merchandise sold by SKU. All such records and reports shall be made available to Agent and Merchant during regular business hours upon reasonable notice. Any Merchandise included in the Sale using the Gross Rings shall be included in Merchandise using the Gross Rings method and, as soon as determinable, Agent shall pay that portion of the Guaranteed Amount calculated on the Gross Rings basis, to account for shrinkage, on the basis of 0.6% of the aggregate Cost Value of the Merchandise (without taking into account any of Agent’s point of sale discounts or point of sale markdowns) sold during the Gross Rings Period.

Section 7. Sale Proceeds.

7.1 Proceeds. For purposes of this Agreement, “Proceeds” shall mean the aggregate of (a) the total amount (in dollars) of all sales of Merchandise made under this Agreement, exclusive of Sales Taxes; and (b) all proceeds of Merchant’s insurance for loss or damage to Merchandise arising from events occurring during the Sale Term; provided however, to the extent that such insurance proceeds exceed the sum of the portion of the Guaranteed Amount, Expenses, Agent’s Fee and remaining Proceeds of the Sale payable to Agent pursuant to Section 3.2(a) attributable or that would have been attributable to such lost or damaged Merchandise (the “Insurance Proceeds Threshold’), then the excess insurance proceeds above the Insurance Proceeds Threshold shall be shared between Merchant and Agent as

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follows: Agent shall receive 20% and Merchant shall retain the other 80% of the excess insurance proceeds above the Insurance Proceeds Threshold. Proceeds shall also include any and all proceeds received by Agent from the disposition, in a commercially reasonable manner, of unsold Merchandise at the end of the Sale whether through salvage, bulk sale or otherwise.

7.2 Deposit of Proceeds. (i) From and after payment in full of the Guaranteed Amount (whether through collection of Proceeds or exercise of the Merchant Option), Agent may establish its own accounts, dedicated solely for the deposit of the Proceeds and the disbursement of amounts payable to Agent hereunder (the “Agency Accounts”) and Merchant shall promptly, upon Agent’s reasonable request, execute and deliver all necessary documents to open and maintain the Agency Accounts; provided, however, Agent may elect to continue to use Merchant’s Designated Deposit Accounts (as defined below) as the Agency Accounts. Provided the Security Conditions are satisfied OR the Guaranteed Amount has been paid in full, Agent shall exercise sole signatory authority and control with respect to the Agency Accounts (provided that, if Agent uses the Merchant Designated Deposit Accounts as the Agency Accounts, the Security Conditions must be satisfied in order for Agent to exercise sole signatory authority and control with respect thereto). Unless Agent uses the Merchant Designated Deposit Accounts as the Agency Accounts, the Agency Accounts shall be dedicated solely to the deposit of Proceeds and the distribution of amounts payable hereunder. Upon request, Agent shall deliver to Merchant copies of all bank statements and other information relating to such accounts. Merchant shall not be responsible for, and Agent shall pay as an Expense hereunder, all bank fee and charges, including wire transfer charges, related to the Agency Accounts, whether received during or after the Sale Term. Upon Agent’s notice to Merchant of Agent’s designation of the Agency Accounts, and provided the Security Conditions are satisfied, all Proceeds of the Sale (including credit card Proceeds) shall be deposited into the Agency Accounts.

(ii) During the period between the date the Guaranteed Amount is paid in full (whether through collection of Proceeds or exercise of the Merchant Option) and the date Agent establishes the Agency Accounts, and provided the Security Conditions are satisfied, all Proceeds (including credit card Proceeds), shall be collected by Merchant and deposited on a daily basis into depository accounts designated by, owned and in the name of, Merchant for the Stores, which accounts shall be designated solely for the deposit of Proceeds (including credit card Proceeds), and the disbursement of amounts payable by Agent hereunder (the “Designated Deposit Accounts”).

(iii) From and after payment in full of the Guaranteed Amount (whether through collection of Proceeds or exercise of the Merchant Option), and on each business day thereafter, provided the Security Conditions are satisfied, Merchant shall promptly pay to Agent by wire funds transfer all funds constituting Proceeds (including, without limitation, Proceeds from credit card sales) deposited into the Designated Deposit Accounts (but not any other funds, including, without limitation, any proceeds of Merchant’s inventory sold prior to the Sale Commencement Date).

7.3 Credit Card Proceeds. From and after payment in full of the Guaranteed Amount (whether through collection of Proceeds or exercise of the Merchant Option), Agent shall have the right to use Merchant’s credit card facilities (including Merchant’s credit card terminals and processor(s), credit card processor coding, Merchant identification number(s) and existing bank accounts, and further including Merchant’s proprietary credit card) for credit card Proceeds relating solely to the Sale. In the event that Agent elects to use Merchant’s credit card facilities, Merchant shall process credit card transactions on behalf of Agent and for Agent’s account, applying customary practices and procedures. Without limiting the foregoing, Merchant shall cooperate with Agent to download data from all credit card terminals each day during the Sale Term to effect settlement with Merchant’s credit card processor(s), and shall take such other actions necessary to process credit card transactions on behalf of Agent under Merchant’s identification number(s). At Agent’s request following payment in full of the

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Guaranteed Amount (whether through collection of Proceeds or exercise of the Merchant Option and provided the Security Conditions are satisfied), Merchant shall cooperate with Agent to establish Merchant identification numbers under Agent’s name to enable Agent to process all such credit card Proceeds for Agent’s account. Merchant shall not be responsible for, and Agent shall pay as an Expense hereunder, all credit card fees, charges, and chargebacks related to the Sale, whether received during or after the Sale Term.

7.4 Petty Cash. In addition to the Guaranteed Amount, Agent shall reimburse Merchant on and as of the start of business on the Sale Commencement Date for all cash in the Stores.

Section 8. Conduct of the Sale.

8.1 Rights of Agent. Agent shall be permitted to conduct the Sale as a “store closing,” “sale on everything,” “everything must go,” or similar themed sale throughout the Sale Term. Agent shall not advertise the Sale as a “going-out-of-business sale.” Agent shall conduct the Sale in the name of and on behalf of Merchant in a commercially reasonable manner and in compliance with the terms of this Agreement and all Applicable Laws.

In addition to any other rights granted to Agent hereunder in conducting the Sale, Agent, in the exercise of its reasonable discretion, shall have the right:

(a) to establish Sale prices and Store hours which are consistent and compliant with the terms of Applicable Laws (including without limitation Sunday closing laws), and to establish Store hours which are consistent with Merchant’s historic practices;

(b) except as otherwise expressly included as an Expense, to use without charge during the Sale Term all FF&E, Stores-level customer lists and mailing lists (including e-mail address lists) (provided, however, such access shall be provided solely through Merchant’s outside advertisement mailer services and provided further that use of such lists shall be in compliance with Applicable Laws and use of such lists is solely in connection with the conduct of the Sale), computer hardware and software, existing Supplies located at the Stores, intangible assets (including Merchant’s name, logo and tax identification numbers), Stores keys, case keys, security codes, and safe and lock combinations required to gain access to and operate the Stores, and any other assets of Merchant located at the Stores (whether owned, leased, or licensed). Agent shall exercise due care and return to Merchant immediately at the end of the Sale all materials and Supplies except materials or Supplies expended or abandoned at the Stores;

(c) to use (i) Merchant’s central office facilities and central administrative services and personnel reasonably necessary for the Sale (including without limitation management information system services (MIS), payroll processing, point of sale systems, accounting systems, cash reconciliation systems, inventory processing and handling, and data processing and reporting), at no cost to Agent; provided, however, that in the event that Agent expressly requests Merchant to provide services other than those normally provided to the Stores and relating to the sale of merchandise by Merchant, Agent shall be responsible for the actual incremental cost of such services as an Expense, and (ii) reasonable office space located at Merchant’s central office facility for exclusive use by Agent.

(d) to establish and implement advertising, signage, and promotion programs consistent with the “store closing” or similar theme (including, without limitation, by means of media advertising, A-frame, similar interior and exterior signs and banners, and use of sign walkers) that are in compliance with Applicable Laws; and

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(e) to transfer Merchandise between and among the Stores.

8.2 Terms of Sales to Customers.

(a) All sales of Merchandise will be “final sales” and “as is,” and all advertisements (excluding signage) and sales receipts will reflect the same. Agent shall not warrant the Merchandise in any manner, but will, to the extent legally permissible, pass on all manufacturers’ warranties to customers. All sales will be made only for cash, nationally recognized bank credit cards (and, in Agent’s sole discretion, personal checks and/or Merchant’s proprietary credit card), provided, however, if Agent elects to accept personal checks, Agent shall bear the risk nonpayment or loss with respect thereto. Agent shall clearly mark all tickets and receipts for the Merchandise sold at the Stores during the Sale Term so as to distinguish such Merchandise from the merchandise sold prior to the Sale Commencement Date.

(b) Agent will honor Merchant-issued coupons during the Sale Term, and Merchant shall reimburse Agent in cash for the value of such coupons during each weekly sale reconciliation provided for in Section 8.7.

(c) Gift Certificates. During the Sale Term, Agent shall accept Merchant’s gift certificates, gift cards, merchandise credits, and the like issued by Merchant prior to the Sale Commencement Date. Merchant shall reimburse Agent in cash for all such amounts during each weekly sale reconciliation provided for in Section 8.7.

8.3 Sales Taxes. (a) During the Sale Term, all sales, excise, gross receipts and other taxes attributable to sales of Merchandise as indicated on Merchant’s point of sale equipment (other than taxes on income) payable to any taxing authority having jurisdiction (collectively, “Sales Taxes”) shall be added to the sales price of Merchandise and collected by Agent, on Merchant’s behalf, at the time of sale. All Sales Taxes shall be deposited into a segregated account designated by Merchant and Agent solely for the deposit of such Sales Taxes (the “Sales Taxes Account”). Merchant shall prepare and file all applicable reports and documents required by the applicable taxing authorities and Merchant shall promptly pay all Sales Taxes from the Sales Taxes Account, Merchant will be given access to the computation of gross receipts for verification of all such tax collections. Provided Agent performs its responsibilities in accordance with this Section 8.3, Merchant shall indemnify and hold harmless Agent from and against any and all costs, including, but not limited to, reasonable attorneys’ fees, assessments, fines or penalties which Agent sustains or incurs as a result or consequence of the failure by Merchant to promptly pay such Sales Taxes to the proper taxing authorities and/or the failure by Merchant to promptly file with such taxing authorities all reports and other documents required, by Applicable Law, to be filed with or delivered to such taxing authorities. If Agent fails to perform its responsibilities in accordance with this Section 8.3, and provided Merchant complies with its obligations hereunder, Agent shall indemnify and hold harmless Merchant from and against any and all costs including, but not limited to, reasonable attorneys’ fees, assessments, fines or penalties which Merchant sustains or incurs as a result or consequence of the failure by Agent to collect Sales Taxes and/or, the failure by Agent to comply with its obligations hereunder.

(b) Without limiting the generality of Section 8.3(a) hereof, it is hereby agreed that as Agent is conducting the Sale solely as agent for Merchant, various payments that this Agreement contemplates that one party may make to the other party (including the payment by Agent of the Guaranteed Amount) do not represent the sale of tangible personal property and, accordingly, are not subject to Sales Taxes.

8.4 Supplies. Agent shall have the right to use, without charge, all existing supplies located at the Stores, including, without limitation, boxes, bags, paper, twine and similar sales materials

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(collectively, “Supplies”). In the event that additional Supplies are required in any of the Stores during the Sale Term, Merchant agrees to promptly provide the same to Agent, if available, for which Agent shall reimburse Merchant at Merchant’s cost therefor. Merchant does not warrant that the existing Supplies as of the Sale Commencement Date are adequate for the purposes of the Sale.

8.5 Returns of Merchandise/Price Adjustments. During the Sale Term, Agent shall accept returns of merchandise sold by Merchant prior to the Sale Commencement Date (“Returned Merchandise”) provided that such return is in compliance with Merchant’s return and price adjustment policy in effect as of the date such item was purchased. If such Returned Merchandise is not Defective Merchandise, it shall be included in Merchandise and valued at the Cost Value applicable to such item multiplied by the inverse of the prevailing discount on similar such items of Merchandise as of the date of receipt in the applicable Store. In the event that Returned Merchandise constitutes Defective Merchandise (“Returned Defective Merchandise”), Merchant and Agent shall mutually agree upon the Cost Value for such item of Returned Defective Merchandise; provided however, in the event that Merchant and Agent cannot mutually agree upon the Cost Value for such Returned Defective Merchandise, or such Returned Defective Merchandise constitutes Excluded Defective Merchandise, then such Returned Defective Merchandise shall constitute Merchant Consignment Goods or Excluded Defective Merchandise and excluded from the Sale. The aggregate Cost Value of the Merchandise shall be increased by the Cost Value of any Returned Merchandise included in Merchandise (determined in accordance with this Section 8.5), and the Guaranteed Amount shall be adjusted accordingly. Merchant shall reimburse Agent in cash for any refunds Agent is required to issue to customers in respect of any Returned Merchandise on a weekly basis. Except as expressly provided in this Section 8.5, Agent shall have no cost, expense or responsibility in connection with any goods not included in Merchandise. Any adjustments in the Guaranteed Amount in connection with Returned Merchandise shall be accounted for on a weekly basis.

8.6. Returned Merchandise Log. Except to the extent that Merchant and Agent agree that Merchant’s point of sale or other applicable systems account for returns of Merchandise, all returns must be noted and described in a reasonably detailed log to be maintained by Agent (and to be made available to Merchant) which shall be in a form reasonably acceptable to Merchant.

8.7 Sale Reconciliation. On each Wednesday during the Sale Term, commencing on the second Wednesday after the Sale Commencement Date, Agent and Merchant shall cooperate to reconcile Expenses of the Sale, receipts of Returned Merchandise in the Stores, and such other Sale-related items as either party shall reasonably request, in each case for the prior week or partial week (i.e. Sunday through Saturday), all pursuant to procedures reasonably agreed upon by Merchant and Agent. Within thirty (30) days after the end of the Sale Term, Agent and Merchant shall complete a final reconciliation of the Sale, the written results of which shall be certified by representatives of each of Merchant and Agent as a final settlement of accounts between Merchant and Agent (the “Final Reconciliation”).

8.8 Force Majeure. If any casualty, act of terrorism, government recall, or act of God or other event outside the reasonable control of either party prevents or substantially inhibits the sale of any Merchandise or the conduct of business in the ordinary course at any Store, such Store and the Merchandise, as applicable, located at such Store shall, in Agent’s reasonable discretion, be eliminated from the Sale and considered to be deleted from this Agreement as of the date of such event, and Agent and Merchant shall have no further rights or obligations hereunder with respect thereto, provided; that all obligations of the parties that accrued through the date of such event shall be satisfied by the applicable party; provided, however, that (i) subject to the terms of Section 7.1 above, the proceeds of any insurance attributable to such Merchandise shall constitute Proceeds hereunder, and (ii) the Guaranteed Amount shall be reduced to account for any Merchandise eliminated from the Sale which is not the subject of insurance proceeds, and Merchant shall reimburse Agent for the amount the Guaranteed Amount (to the extent such amount was paid to Merchant) is so reduced prior to the end of the Sale Term.

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8.9 Merchant’s Right to Monitor. Merchant shall have the right to monitor the Sale and activities attendant thereto, and to be present in the Stores during the hours when the Stores are open for business, provided that Merchant’s presence does not unreasonably disrupt the conduct of the Sale. Merchant shall also have a right of access to the Stores at any time in the event of an emergency situation, and shall promptly notify Agent of such emergency. Any expenses incurred in connection with this paragraph shall be borne solely by Merchant. Merchant reserves the right to approve (using its reasonable discretion recognizing that the Sale is intended to be a highly-promotional “store closing” sale) any advertising and signage used in connection with the Sale (and Merchant agrees that any advertising or signage which Agent seeks to have approved will be deemed approved if not denied by the end of the next business day after submission).

8.10 Recycling. Neither Agent nor Merchant shall provide any recycling services or opportunities for customers during the Sale, nor shall Agent have any responsibilities with respect to customer recycling services during the Sale.

8.11 Limited License. Merchant hereby grants to Agent a nonexclusive, non-assignable, limited license to use the Office Depot name, and logo (collectively, the “Marks”) solely for the advertising and marketing purposes for Sales in the Stores, including, without limitation as set forth in Section 8.1(d). All such use of the Marks shall be in accordance with Merchant’s trademark usage guidelines marked as Exhibit 8.12 attached hereto and made a part hereof, as same are established from time to time (“Usage Guidelines”). In the event that Merchant gives Agent notice of any use of the Marks that is not in compliance with the Usage Guidelines, Agent will promptly revise or immediately cease the non-complying use. Agent shall not modify or change its uses of the Marks without the prior written consent of Merchant. Agent agrees that its use of the Marks under this Agreement and the goodwill associated with such use inures to the benefit of Merchant, and agrees not to register or attempt to register, in any jurisdiction, any of trademarks or designations confusingly similar or dilutive of the Marks.

8.12 California Stores. Merchant agrees that, following the Sale Commencement Date, it shall promptly transfer (at Merchant’s sole cost and expense) the Merchandise at the California Stores to other Stores as directed by the Agent. Other than with respect to the Inventory Taking at any of the California Stores as set forth in this Agreement, Agent shall have no other responsibility or liability with respect to the California Stores.

Section 9. Employee Matters.

9.1 Merchant’s Employees. Agent may use Merchant’s employees in the conduct of the Sale to the extent Agent reasonably deems expedient, and Agent may select and schedule the number and type of Merchant’s employees required for the Sale. Agent shall identify any such employees to be used in connection with the Sale (each such employee, a “Retained Employee”) prior to the Sale Commencement Date. Notwithstanding the foregoing, Merchant’s employees shall at all times remain employees of Merchant. Agent’s selection and scheduling of Merchant’s employees shall at all times comply with all Applicable Laws. Merchant and Agent agree that except to the extent that wages and benefits of Retained Employees constitute Expenses hereunder, nothing contained in this Agreement and none of Agent’s actions taken in respect of the Sale shall be deemed to constitute an assumption by Agent of any of Merchant’s obligations relating to any of Merchant’s employees including, without limitation, Excluded Benefits, WARN Act claims and other termination type claims and obligations, or any other amounts required to be paid by statute or Applicable Law; nor shall Agent become liable under any employment agreement or be deemed a joint or successor employer with respect to such employees. Agent shall

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comply in the conduct of the Sale with all of Merchant’s employee rules, regulations, guidelines and policies which have been provided to Agent in writing. Merchant shall not, without the prior consent of Agent, raise the salary or wages or increase the benefits for, or pay any bonuses or other extraordinary payments to, any of the Store employees prior to the Sale Termination Date. Merchant shall not transfer any Retained Employee during the Sale Term without Agent’s prior consent, which consent shall not be unreasonably withheld.

9.2 Termination of Employees. Agent may in its reasonable discretion (and for non-discriminatory reasons) stop using any Retained Employee at any time during the Sale, subject to the conditions provided for herein. In the event that Agent desires to cease using any Retained Employee, Agent shall notify Merchant at least five (5) days prior thereto so that Merchant may coordinate the termination of such employee; provided however that, in the event that Agent determines to cease using an employee “for cause” (which shall consist of dishonesty, fraud or breach of employee duties), the five (5) day notice period shall not apply, provided further however that Agent shall immediately notify Merchant of the basis for such “cause” so that Merchant can arrange for termination of such employee. From and after the date of this Agreement and until the Sale Termination Date, Merchant shall not transfer or dismiss employees of the Stores except “for cause” without Agent’s prior consent, which consent shall not be unreasonably withheld unless, in Agent’s reasonable business judgment, such transfer or dismissal would have an adverse effect on the Sale at the affected Store or Stores. Notwithstanding the foregoing, Agent shall not have the right to terminate the actual employment of any employee, but rather may only cease using such employee in the Sale and paying any Expenses with respect to such employee.

9.3 Payroll Matters. During the Sale Term, Merchant shall process the base payroll for all Retained Employees and any and all temporary labor retained by Agent. Each Wednesday (or such other date as may be reasonably requested by Merchant to permit the funding of the payroll accounts before such payroll is due and payable) during the Sale Term, to the extent that the Guaranteed Amount has been paid in full (whether through collection of Proceeds or exercise of the Merchant Option), Agent shall transfer, to Merchant’s payroll accounts an amount equal to the base payroll for Retained Employees plus related payroll taxes, worker’s compensation and benefits for such week which constitute Expenses hereunder.

9.4 Employee Retention Bonuses. Agent shall pay, as an Expense, retention bonuses (“Retention Bonuses”) (which bonuses shall be inclusive of payroll taxes but as to which no benefits shall be payable), up to a maximum of ten percent (10%) of base payroll for all Retained Employees, to certain Retained Employees who do not voluntarily leave employment and are not terminated “for cause”. The amount of such Retention Bonuses shall be in an amount to be determined by Agent, in its discretion, and shall be payable within thirty (30) days after the Sale Termination Date, and shall be processed through Merchant’s payroll system. Agent shall provide Merchant with a copy of Agent’s Retention Bonus plan within five (5) business days after the Sale Commencement Date, provided, however, Agent may revise its Retention Bonuses plan from time to time in its sole discretion.

Section 10. Conditions Precedent and Subsequent. The willingness of Agent and Merchant to enter into the transactions contemplated under this Agreement are directly conditioned upon the satisfaction of the following conditions at the time or during the time periods indicated, unless specifically waived in writing by the applicable party:

(a) All representations and warranties of Merchant and Agent hereunder shall be true and correct in all material respects and no Event of Default shall have occurred at and as of the date hereof and as of the Sale Commencement Date; and

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(b) to the extent necessary, Merchant having obtained the consent of its secured lenders to this Agreement.

Section 11. Representations, Warranties and Covenants.

11.1 Merchant’s Representations, Warranties and Covenants. Merchant hereby represents, warrants and covenants in favor of Agent as follows:

(a) Merchant (i) is a corporation duly organized, validly existing and in good standing under the laws of the state or province of its formation; (ii) has all requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as presently conducted; and (iii) is and during the Sale Term will continue to be, duly authorized and qualified to do business and in good standing in each jurisdiction where the nature of its business or properties requires such qualification, including all jurisdictions in which the Stores are located, except, in each case, to the extent that the failure to be in good standing or so qualified could not reasonably be expected to have a material adverse effect on the ability of Merchant to execute and deliver this Agreement and perform fully its obligations hereunder.

(b) (i) Merchant has the right, power and authority to execute and deliver this Agreement and each other document and agreement contemplated hereby (collectively, together with this Agreement, the “Agency Documents”) and to perform fully its obligations thereunder; (ii) Merchant has taken all necessary actions required to authorize the execution, delivery and performance of the Agency Documents, and no further consent or approval is required for Merchant to enter into and deliver the Agency Documents, to perform its obligations thereunder, and to consummate the Sale, except for any such consent the failure of which to be obtained could not reasonably be expected to have a material adverse effect on the ability of Merchant to execute and deliver this Agreement and perform fully its obligations hereunder; and (iii) each of the Agency Documents has been duly executed and delivered by Merchant and constitutes the legal, valid and binding obligation of Merchant enforceable in accordance with its terms.

(c) Except for the security interests and lien in favor of JP Morgan Chase Bank, N.A., as administrative agent for itself and certain other lenders (the “Existing Lien”), (i) Merchant owns and will own at all times during the Sale Term, good and marketable title to all of the Merchandise and Owned FF&E free and clear of all liens, claims and encumbrances of any nature, and (ii) Merchant shall not create, incur, assume or suffer to exist any security interest, lien or other charge or encumbrance upon or with respect to any of the Merchandise or the Proceeds (including any proceeds from the sale of Owned FF&E). The consent of the holders of the Existing Liens is not required in order for Merchant to execute, deliver, and perform this Agreement; or to the extent any such consent is required, Merchant has or will obtain such consent prior to such consent being required.

(d) Merchant has maintained its pricing files (including the Cost File) in the ordinary course of business, and prices charged to the public for goods are the same in all material respects as set forth in such pricing files for the periods indicated therein (without consideration of any point of sale markdowns), and all pricing files and records (including the Cost File) are true and accurate in all material respects as to the actual cost to Merchant for purchasing the goods referred to therein and as to the selling price to the public for such goods (without consideration of any temporary point of sale markdowns) as of the dates and for the periods indicated therein. Merchant represents that (a) the ticketed prices of all items of Merchandise do not and shall not include any Sales Taxes and (b) all registers located at the Stores are programmed to correctly compute all Sales Taxes required to be paid by the customer under Applicable Law.

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(e) Merchant has not since November 1, 2008 marked up or raised, and shall not up to the Sale Commencement Date mark up or raise, the price of any items of Merchandise, except in the ordinary course of Merchant’s business on a chain-wide basis, or removed or altered any tickets, any indicia of clearance merchandise or any other kind of in-store pricing signage, except for the termination of temporary promotional events which were conducted/terminated in the ordinary course of Merchant’s business on a chain-wide basis.

(f) Through the Sale Commencement Date, Merchant shall ticket or mark all items of inventory received at the Stores prior to the Sale Commencement in a manner consistent with similar Merchandise located at the Stores and in accordance with Merchant’s past practices and policies relative to pricing and marking inventory.

(g) Since November 1, 2008, Merchant has not and shall not purchase or transfer to or from the Stores any merchandise or goods outside the ordinary course, except as otherwise set forth herein.

(h) The level, mix (as to type, category, style, brand and description), and Cost Value-to-Retail Price relationship of the Merchandise all shall be as set forth on Exhibit 11.1(h). Notwithstanding the foregoing, it shall not be a breach of this representation if there is a variance with respect to the aggregate level of Merchandise of not more or less than five hundred thousand dollars ($500,000); nor shall it be a breach of this representation with respect to the mix percentages per category of not more than one-quarter of one percentage point (0.25%) per category; nor shall it be a breach of this representation with respect to the aggregate Cost Value-to-Retail Price relationship of not more than two-tenths of one percent (0.2%). In the event of any breach of any one or more components of this representation (e.g., a variance outside of the allowable variances set forth above), the parties shall promptly commence good faith discussions to address the breach. If the parties are not able to come to agreement on how to rectify the breach, no later than ten (10) business days of the Sale Termination Date, the parties will meet in person (including a senior representative of each party) to attempt in good faith to agree upon an equitable retroactive adjustment to the Guaranty Percentage/Guaranteed Amount so as to neutralize the effect of such variance(s). In the event the parties are unable to so agree (equitably and in good faith), then the Guaranty Percentage/Guaranteed Amount shall be reduced so that after giving effect to such adjustment, Agent shall earn only four-fifths of Agent’s Fee (e.g., an amount equal to four percent of the aggregate Cost Value of the Merchandise) after payment of the adjusted Guaranteed Amount, Expenses, and all other amounts payable to Merchant from Proceeds hereunder.

(i) To the best of Merchant’s knowledge, all Merchandise is in compliance with all Applicable Laws. Merchant shall provide Agent with its historic policies and practices, if any, regarding product recalls and returns prior to the Sale Commencement Date.

(j) Throughout the Sale Term, Agent shall have the right to the unencumbered use and occupancy of, and peaceful and quiet possession of each of the Stores, the assets currently located at the Stores (subject to the Existing Lien), and the utilities and other services provided at the Stores to conduct the Sale as contemplated herein. Merchant shall throughout the Sale Term maintain in good working order, condition and repair, all cash registers, heating systems, air conditioning systems, elevators, escalators, and all other mechanical devices necessary for the conduct of the Sale at the Stores. Subject to Agent’s obligations with respect to Expenses, Merchant shall remain current on all expenses and payables necessary for the conduct of the Sale prior to and during the Sale Term.

(k) Merchant had paid and will continue to pay throughout the Sale Term, all self-insured or Merchant funded employee benefit programs for Store employees, including health and medical benefits and insurance and all proper claims made or to be made in accordance with such programs.

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(l) Since November 1, 2008, Merchant has not intentionally taken, and shall not throughout the Sale Term intentionally take without Agent’s written consent, any actions with the intent of increasing the Expenses of Sale, including, without limitation, increasing salaries or other amounts payable to employees, except as required by Applicable Law, including payment of overtime.

(m) Merchant covenants to continue to operate the Stores in all material respects in the ordinary course of business from the date of this Agreement to the Sale Commencement Date by: (i) selling inventory during such period at customary prices consistent with the ordinary course of business, (ii) not promoting, advertising or implementing any sales or in-store promotions (including point-of-sale promotions) to the public (except for Merchant’s pending advertisements as of the date of this Agreement and/or Merchant’s promotions for the period through the Sale Commencement Date all of which are disclosed on Exhibit 11.1(m)); (iii) except as may occur in the ordinary course of business, not returning inventory to vendors and not transferring inventory or Supplies between or among Stores, and (iv) except as may occur in the ordinary course of business, not making any management personnel moves or changes at the Stores without prior written notice to and consultation with (but not approval of) Agent.

(n) All documents, information and supplements provided by Merchant to Agent in connection with Agent’s due diligence and the negotiation of this Agreement were true and accurate in all material respects at the time provided.

(o) No action, arbitration, suit, notice, or legal, administrative or other proceeding before any court or governmental body has been instituted by or against the Merchant, or has been settled or resolved, or to Merchant’s knowledge, is threatened against or affects Merchant, relative to Merchant’s business or properties, or which questions the validity of this Agreement, which, in each case, if adversely determined, would materially adversely affect the conduct of the Sale.

(p) Supplies have not been, since November 1, 2008, and shall not be, prior to the Sale Commencement Date, transferred by Merchant to or from the Stores so as to alter the mix or quantity of Supplies at the Stores from that existing on such date, other than in the ordinary course of business.

11.2 Agent’s Representations, Warranties and Covenants. Agent hereby represents, warrants and covenants in favor of Merchant as follows:

(a) Agent: (i) is a limited partnership or limited liability company (as the case may be) duly and validly existing and in good standing under the laws of the State of its organization; (ii) has all requisite power and authority to carry on its business as presently conducted and to consummate the transactions contemplated hereby; and (iii) is and during the Sale Term will continue to be duly authorized and qualified as a foreign company to do business and in good standing in each jurisdiction where the nature of its business or properties requires such qualification.

(b) Agent has the right, power and authority to execute and deliver each of the Agency Documents to which it is a party and to perform fully its obligations thereunder. Agent has taken all necessary actions required to authorize the execution, delivery, and performance of the Agency Documents, and no further consent or approval is required on the part of Agent for Agent to enter into and deliver the Agency Documents, to perform its obligations thereunder, and to consummate the Sale. Each of the Agency Documents has been duly executed and delivered by the Agent and, constitutes the legal, valid and binding obligation of Agent enforceable in accordance with its terms. No court order or decree of any federal, state or local governmental authority or regulatory body is in effect that would prevent or impair or is required for Agent’s consummation of the transactions contemplated by this Agreement, and no consent of any third party which has not been obtained is required therefor other than as provided herein. No contract or other agreement to which Agent is a party or by which Agent is otherwise bound will prevent or impair the consummation of the transactions contemplated by this Agreement.

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(c) No action, arbitration, suit, notice, or legal administrative or other proceeding before any court or governmental body has been instituted by or against Agent, or has been settled or resolved, or to Agent’s knowledge, has been threatened against or affects Agent, which questions the validity of this Agreement or any action taken or to be taken by Agent in connection with this Agreement, or which if adversely determined, would have a material adverse effect upon Agent’s ability to perform its obligations under this Agreement.

(d) The Sale shall be conducted in compliance with all Applicable Laws.

(e) Agent will comply with any instructions provided by Merchant with respect to any product recalls (voluntary or governmentally mandated) that may occur during the Sale Term; and any Merchandise subject to any such product recalls shall thereafter be deemed excluded from Merchandise and the Guaranteed Amount shall be reduced to give effect to such exclusion. Merchant shall be solely responsible for the costs and expenses related to any such Merchandise so excluded.

Section 12. Insurance.

12.1 Merchant’s Liability Insurance. Merchant shall continue until the Sale Termination Date, in such amounts as it currently has in effect, all of its liability insurance policies including, but not limited to, products liability, comprehensive public liability, auto liability and umbrella liability insurance, covering injuries to persons and property in, or in connection with Merchant’s operation of the Stores, and shall cause Agent to be named as an additional named insured (as its interest may appear) with respect to all such policies. Merchant shall deliver to Agent certificates evidencing such insurance setting forth the duration thereof and naming Agent as an additional named insured, in form reasonably satisfactory to Agent. Merchant agrees to provide, and all such policies shall provide that the insurer will endeavor to provide at least thirty (30) days prior notice to Agent of cancellation, non-renewal or material change during the Sale Term. In the event of a claim under any such policies Merchant shall be responsible for the payment of all deductibles, retentions or self-insured amounts thereunder, unless it is determined that liability arose by reason of the wrongful acts or omissions or negligence of Agent, or Agent’s employees, independent contractors or agents (including Merchant’s employees being supervised by Agent).

12.2 Merchant’s Casualty Insurance. Merchant will provide throughout the Sale Term, at Agent’s cost as an Expense hereunder, fire, flood, theft and extended coverage casualty insurance covering the Merchandise in a total amount equal to no less than the retail value thereof. Provided the Security Conditions are satisfied, all such policies will also name Agent as loss payee (as its interest may appear). In the event of a loss to the Merchandise on or after the date of this Agreement, the proceeds of such insurance attributable to the Merchandise plus any self insurance amounts and the amount of any deductible or self-insured retention (which amounts shall be paid by Agent as an Expense), shall constitute Proceeds hereunder. Merchant shall deliver to Agent certificates evidencing such insurance setting forth the duration thereof and, if applicable hereunder, naming the Agent as loss payee (as its interest may appear), in form and substance reasonably satisfactory to Agent. Merchant agrees to provide, and all such policies shall provide that the insurer will endeavor to provide at least thirty (30) days prior notice to Agent of cancellation, non-renewal or material change during the Sale Term. Merchant shall not make any change in the amount of any deductibles or self insurance amounts prior to the Sale Termination Date without Agent’s prior written consent.

12.3 Agent’s Insurance. Agent shall maintain at Agent’s cost as an Expense hereunder throughout the Sale Term, in such amounts as it currently has in effect, comprehensive public liability and

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automobile liability insurance policies covering injuries to persons and property in or in connection with Agent’s agency at the Stores, and shall cause Merchant to be named as additional insureds and loss payees with respect to such policies. Agent shall deliver to Merchant certificates evidencing such insurance policies setting forth the duration thereof and naming Merchant as additional insureds, in form and substance reasonably satisfactory to Merchant. In the event of a claim under any such policies, Agent shall be responsible for the payment of all deductibles, retentions or self-insured amounts thereunder, unless it is determined that liability arose by reason of the wrongful acts or omissions or negligence of Merchant or Merchant’s independent contractors or agents, other than Agent or Agent’s employees, agents or independent contractors (including Merchant’s employees under Agent’s supervision). Agent shall provide and all such policies shall provide that the insurer will endeavor to provide at least thirty (30) days prior notice to Merchant of cancellation, non-renewal or material change during the Sale Term.

12.4 Worker’s Compensation Insurance. Merchant shall at all times during the Sale Term maintain in full force and effect worker’s compensation insurance (including employer liability insurance) covering all Retained Employees in compliance with all statutory requirements.

Section 13. Indemnification and Limitation of Liability.

13.1 Merchant Indemnification. Merchant shall indemnify and hold Agent and its officers, directors, employees, agents and independent contractors (collectively, “Agent Indemnified Parties”) harmless from and against all claims, demands, penalties, losses, liability or damage, including, without limitation, reasonable attorneys’ fees and expenses, directly or indirectly asserted against, resulting from, or related to: (i) Merchant’s material breach of or failure to comply with any of its agreements, covenants, representations or warranties contained in any Agency Document; (ii) subject to Agent’s performance and compliance with its obligations hereunder, any failure of Merchant to pay to its employees any entitled wages, salaries or benefits due to such employees during the Sale Term and such payment remains uncured by Merchant, (iii) subject to Agent’s compliance with its obligations hereunder, any failure by Merchant to pay any Sales Taxes to the proper taxing authorities or to properly file with any taxing authorities any reports or documents required by Applicable Law to be filed in respect thereof, (iv) any consumer warranty or products liability claims except to the extent such claims arise from representations made by the Agent relating to the Merchandise, and (v) the negligence (including omissions), willful misconduct or unlawful acts of Merchant, or its officers, directors, employees agents or representatives.

13.2 Agent Indemnification. Agent shall indemnify and hold Merchant and its officers, directors, employees, agents and representatives harmless from and against all claims, demands, penalties, losses, liability or damage, including, without limitation, reasonable attorneys’ fees and expenses, directly or indirectly asserted against, resulting from, or related to: (i) Agent’s material breach of or failure to comply with any of its agreements, covenants, representations or warranties contained in any Agency Document; (ii) any harassment or any other unlawful, tortious or otherwise actionable treatment of any customers, employees or agents of Merchant by Agent, its affiliates or their respective officers, directors, employees, agents, independent contractors or representatives; (iii) any claims by any party engaged by Agent as an employee or independent contractor arising out of such employment; and (iv) the negligence (including omissions), willful misconduct or unlawful acts of Agent, its affiliates or their respective officers, directors, employees agents, independent contractors or representatives (including without limitation any damage to any Store caused by Agent’s negligence).

13.3 Limitation of Liability. EXCEPT FOR ANY CLAIM FOR INDEMNIFICATION HEREUNDER, IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR CONSEQUENTIAL, SPECIAL, INDIRECT OR INCIDENTAL DAMAGES, INCLUDING BUT NOT LIMITED TO ANY DAMAGES RESULTING FROM LOSS OF USE OR PROFITS ARISING OUT

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OF OR IN CONNECTION WITH THIS AGREEMENT OR ANY AGENCY DOCUMENT, WHETHER IN AN ACTION BASED ON CONTRACT, TORT (INCLUDING NEGLIGENCE) OR ANY OTHER LEGAL THEORY, EVEN IF THE PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

Section 14. Defaults. The following shall constitute “Events of Default” hereunder:

(a) Merchant’s or Agent’s failure to perform any of their respective material obligations hereunder; which failure shall continue uncured five (5) days after receipt of written notice thereof to the defaulting Party; or

(b) Any representation or warranty made by Merchant or Agent proves untrue in any material respect as of the date made or at any time throughout the Sale Term; or

(c) Subject to Section 8.8 hereof, the Sale is terminated or materially interrupted or impaired at any Store for any reason other than (i) an Event of Default by Agent, or (ii) any other material breach or action by Agent not authorized hereunder.

In the event of an Event of Default, the non-defaulting party in the case of a Default under subsection (a) or (b), or Agent in the case of subsection (c), may in its discretion elect to terminate this Agreement upon written notice to the other Party and pursue any and all rights and remedies and damages resulting from such default hereunder in the event such cure is not effected by the defaulting Party.

Section 15. Miscellaneous.

15.1 Notices. All notices and communications provided for pursuant to this Agreement shall be in writing, and sent by hand or by Federal Express or other recognized overnight delivery service, as follows:

If to the Agent:	Gordon Brothers Retail Partners, LLC
101 Huntington Avenue, 10th Floor
Boston, MA 02199
Attn: Michael Chartock

If to the Merchant:	Office Depot, Inc.
6600 North Military Trail
Boca Raton, FL 33496
Attn: Chuck Rubin, President, North American Retail

With a copy to:	Office Depot, Inc.
6600 North Military Trail
Boca Raton, FL 33496
Attn: Elisa Garcia, EVP & General Counsel

15.2 Dispute Resolution. Each party commits that in the event a dispute should arise under this Agreement or relating in any manner hereto, the parties agree to attempt to mediate their dispute prior to the commencement of formal legal proceedings using a third-party mediator (said mediatory to be agreed to by the parties). All mediation proceedings shall be confidential and take place in Palm Beach County, Florida, and no information exchanged in such mediation shall be discoverable or admissible in any litigation involving the parties. Notwithstanding the foregoing, to the extent that either party chooses to seek equitable legal relief, such as specific performance or an injunctive remedy, then formal legal proceedings may be commenced without first attempting to mediate the dispute.

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15.3 Governing Law and Forum. This Agreement shall be governed and construed in accordance with the laws of the State of Florida without regard to conflicts of laws principles thereof (except for any matter in this Agreement that it is governed by the law of a different forum under the Uniform Commercial Code). In the event the parties are unable to mediate their dispute to a satisfactory resolution or mediation is not applicable, the parties agree that the Circuit Court of the Fifteenth Judicial Circuit in and for Palm Beach County, Florida shall have exclusive jurisdiction to hear and determine any claims or disputes between the parties arising out of or related to this Agreement, unless federal jurisdiction is available, in which case the Southern District of Florida, West Palm Beach Division, shall have exclusive jurisdiction to determine any claims or disputes arising out of or related to this Agreement. The parties expressly submit and consent in advance to such jurisdiction in any action or suit commenced in such court, and each party hereby waives any objection that it may have based upon lack of personal jurisdiction, improper venue or forum non conveniens. IN THE EVENT OF ANY LITIGATION PROCEEDINGS AND TO THE EXTENT PERMITTED BY LAW, EACH OF THE PARTIES HEREBY KNOWINGLY AND WILLINGLY WAIVES AND SURRENDERS SUCH PARTY’S RIGHT TO TRIAL BY JURY AND AGREES THAT SUCH LITIGATION SHALL BE TRIED TO A JUDGE SITTING ALONE AS THE TRIER OF BOTH FACT AND LAW, IN A BENCH TRIAL, WITHOUT A JURY.

15.4 Entire Agreement. This Agreement contains the entire agreement between the parties hereto with respect to the transactions contemplated hereby and supersedes and cancels all prior agreements, including, but not limited to, all proposals, letters of intent or representations, written or oral, with respect thereto.

15.5 Amendments. This Agreement may not be modified except in a written instrument executed by each of the parties hereto.

15.5 No Waiver. No consent or waiver by any party, express or implied, to or of any breach or default by the other in the performance of its obligations hereunder shall be deemed or construed to be a consent or waiver to or of any other breach or default in the performance by such other party of the same or any other obligation of such party. Failure on the part of any party to complain of any act or failure to act by the other party or to declare the other party in default, irrespective of how long such failure continues, shall not constitute a waiver by such party of its rights hereunder.

15.6 Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon Agent and Merchant, and their respective successors and assigns, provided, however, that this Agreement may not be assigned by Merchant or Agent to any party without the prior written consent of the other.

15.7 Execution in Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute but one agreement. This Agreement may be executed by facsimile, and such facsimile signature shall be treated as an original signature hereunder.

15.8 Section Headings. The headings of sections of this Agreement are inserted for convenience only and shall not be considered for the purpose of determining the meaning or legal effect of any provisions hereof.

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15.9 Publicity. Agent agrees that it will not, without the prior written consent of Merchant, use in printed advertising or publicity the name of Merchant or any affiliate of Merchant, or refer to the existence of this Agreement in press releases, advertising or other materials distributed to prospective customers

15.10 Attorneys’ Fees. In the event of any litigation between the parties with respect to this Agreement, either party may seek to recover attorneys fees from a court of competent jurisdiction.

15.11 Reporting. If requested, Agent shall furnish Merchant with weekly reports including, without limitation, reports that comply with Merchant’s current weekly cash reporting to its central office, reflecting the progress of the Sale which shall specify the Proceeds received to date and shall furnish Merchant with such other information regarding the Sale as Merchant reasonably requests. Agent will maintain and provide to Merchant sales records to permit calculation of and compliance with any percentage rent obligations under Store leases. During the course of the Sale, Merchant shall have the right to have representatives continually act as observers of the Sale in the Stores so long as they do not interfere with the conduct of the Sale.

15.12 Survival. All representations, warranties, covenants and agreements made herein, by the parties hereto, shall be continuing, shall be considered to have been relied upon by the parties and shall survive the execution, delivery and performance of this Agreement.

15.13 Currency. The parties acknowledge that three (3) of the Stores are located in Canada. All amounts with respect to such three Stores shall be converted to US dollars by Merchant pursuant to Merchant’s ordinary course practices, and shall be accounted for all purposes under this Agreement using US dollars after giving effect to such conversion.

Section 16. Merchant Letter of Credit; Merchant’s Option.

(a) On the second (2nd) business day after the Sale Commencement Date (or such later time as Agent and Merchant shall mutually agree), Merchant shall deliver to Agent an irrevocable standby letter of credit issued by JP Morgan Chase Bank, N.A. or other national bank reasonably acceptable to Agent, in the face amount of $6,859,000.00 (the “Merchant LC”). The Merchant LC shall have an expiry date of no earlier than sixty (60) days after the Sale Termination Date. Unless the parties shall have mutually agreed that they have completed the Final Reconciliation under this Agreement, then, at least thirty (30) days prior to the initial or any subsequent expiry date, the Agent shall receive an amendment to the Merchant LC solely extending (or further extending, as the case may be) the expiry date by at least sixty (60) days. If the Agent fails to receive such amendment to the Merchant LC no later than thirty (30) days before the expiry date, then Agent shall be permitted to draw the full face amount of the Merchant LC, and shall hold the balance of the amount drawn as security for amounts that may become due and payable to Agent as determined upon the Final Reconciliation. If there is such a draw of the Merchant LC, to the extent that the amounts due from Merchant to Agent, if any, as determined after the Final Reconciliation, are less than the amounts drawn, the Agent shall transfer and deliver the excess to Merchant within two (2) business days’ after the Final Reconciliation. After Agent has been paid all amounts owed from Merchant, if any, as determined by the Final Reconciliation, Agent shall return the original Agent LC to Merchant together with any other instruments required by the issuer thereof to cancel such Agent LC.

(b) Following the Final Inventory Report, and provided the Security Conditions are satisfied, Merchant may elect by prior written notice to Agent (the “Option Exercise Notice”) to have Agent pay to Merchant the Remaining Guaranteed Amount Payment on the Option Payment Date (as such terms are defined below) (the “Merchant Option”). Agent shall have no obligation to pay the Remaining Guaranteed Amount Portion unless the Security Conditions are satisfied on or prior to the Option Date.

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As used herein, the following terms have the following respective meanings:

“Option Payment Date” shall mean the second (2nd) business date after Agent receives the Option Exercise Notice.

“Remaining Guaranteed Amount Payment” shall mean the Guaranteed Amount less the aggregate amount of Estimated Guaranteed Amount Payments, calculated as of the Option Payment Date.

“Security Conditions” shall mean, collectively and not individually, (i) a full and irrevocable written release of all security interest(s) in the Merchandise and Proceeds (and in the depository accounts in which Proceeds of the Merchandise relating to an applicable Store are deposited) by the holder(s) of such security interest(s) in form and substance satisfactory to the Agent in its commercially reasonable discretion, and, concurrently, (ii) the grant by Merchant to Agent in writing of a first priority security interest in the Merchandise and Proceeds pursuant to an instrument in substantially the form attached hereto as Exhibit 16(b).

(c) Upon satisfaction of the Security Conditions, Agent shall promptly return the original Merchant LC to Merchant together with any executed original instruments required by the Merchant LC’s issuing bank to cancel the same.

Section 17. FF&E. With respect to the FF&E owned by Merchant (the “Owned FF&E”) and located at the Stores, Agent shall sell the Owned FF&E in the Stores; provided however, Merchant shall have the right, at any time until two weeks following the Sale Commencement Date, to exclude certain Owned FF&E from the Sale. Agent will be entitled to receive a commission equal to twenty-five percent (25%) of the gross proceeds from the sale of such Owned FF&E, and Merchant shall be responsible for payment of all expenses incurred in connection with the disposition of the Owned FF&E in accordance with a budget to be mutually agreed upon between Merchant and Agent. As of the Sale Termination Date, Agent may abandon, in place, any unsold Owned FF&E, at the Stores without any liability to Agent. For avoidance of doubt, Owned FF&E does not constitute Merchandise.

Section 18. Confidentiality.

(a) In the performance of or otherwise in connection with this Agreement, one party (“Discloser”) may disclose to the other party (“Recipient”) certain Confidential Information of the Discloser. “Confidential Information” as used in this Agreement shall mean all information obtained by the Recipient from the Discloser that is not generally known to the public and that a reasonable business person would deem confidential. The Recipient will treat such Confidential Information as confidential and proprietary of the Discloser and during the term and for a period of two (2) years thereafter will: (i) use the Confidential Information of the Discloser solely for the purposes set forth in this Agreement; (ii) take suitable precautions and measures to maintain the confidentiality of the Confidential Information of the Discloser; and (iii) not disclose or otherwise furnish the Confidential Information of the Discloser to any third party other than employees or independent contractors of the Recipient who have a need to know the Confidential Information to perform its obligations under this Agreement, provided such employees or independent contractors are obligated to maintain the confidentiality of the Confidential Information.

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(b) The obligations under this Section will not apply to any: (i) approved use or approved disclosure of any information pursuant to the exercise of the Discloser’s rights under this Agreement; (ii) information that is now or hereafter becomes generally known or available to the public other than through a violation of this Agreement; (iii) information that is obtained by the Recipient from a third party (other than in connection with this Agreement) who was not under any obligation of secrecy or confidentiality with respect to such information; (iv) information that is independently developed by the Recipient without reference to any Confidential Information; (v) any disclosure required by applicable law or court order, provided that the Recipient will use reasonable efforts to give advance notice to and cooperate with the Discloser in connection with any such disclosure, and provided further that the Recipient shall limit such disclosure to only that information that is required to be disclosed; and (vi) any disclosure made with the explicit consent of the Discloser. The Recipient shall promptly return to the Discloser all copies of any Confidential Information of the Discloser in its possession or control upon written request, or in any event, upon any termination or expiration of the term.

(c) Subject to the obligations above, nothing shall preclude either party from engaging in its ordinary course businesses.

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IN WITNESS WHEREOF, the Agent and Merchant hereby execute this Agreement by their duly authorized representatives as a sealed instrument as of the day and year first written above.

OFFICE DEPOT, INC.

By:
Kim S. Moehler, SVP, Finance, North American Retail

By:
Carl. S. Rubin, President, North American Retail

GORDON BROTHERS RETAIL PARTNERS, LLC

By:
Print Name and Title:

List of Exhibits

Exhibit 1	List of Store Locations
Exhibit 3.4	Form of Letter of Credit
Exhibit 5.1	Inventory Taking Instructions
Exhibit 5.4(b)	Certain Consignment Goods
Exhibit 8.12	Usage Guidelines
Exhibit 11.1(h)	Merchandise Level, Mix; Cost Value-to-Retail Price Relationship
Exhibit 11.1(m)	Merchant’s Promotions for the period through Sale Commencement Date
Exhibit 16(b)	Form of Security Interest Grant